Exhibit 99.1

Sun BioPharma Files Form 10-Q for Second Quarter 2016 and Provides Business Update

●	Initiated second cohort in Phase 1 clinical study of SBP-101; first-in-class proprietary compound designed specifically for pancreatic disease
●	Added second US study site – HonorHealth, Scottsdale, AZ
●	Raised $2.0M in private placement transactions
●	Received $772,000 Australian R&D Incentive Rebate

MINNEAPOLIS, MN, August 11, 2016 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCPink: SNBP), a biopharmaceutical company developing therapies for the treatment of pancreatic diseases, today released financial results for its second quarter ended June 30, 2016 and provided a business update.

As previously announced in May 2016, the Company’s Data Safety Monitoring Board, co-chaired by James Abbruzzese, MD, Professor of Medicine at Duke University School of Medicine, and Dr. David Goldstein, Conjoint Professor and a Senior Staff Specialist in the Department of Medical Oncology at Prince of Wales Hospital in Sydney, completed its independent safety review of the data from the initial dosing of the first cohort of three patients. Based upon their review of the data, the DSMB approved the Company’s progression to the second patient cohort in its dose escalation study evaluating the safety of SBP-101 in patients previously treated for pancreatic cancer.

As previously announced, the Company sold approximately $2.0 million of equity securities in two closings under a private placement during June 2016 (the “Private Placement”).

Financial Results

General and administrative (“G&A”) expenses decreased 28.4% to $419,000 in the second quarter of 2016, down from $585,000 in the second quarter of 2015. G&A expenses decreased 49.7% to $900,000 in the six months ended June 30, 2016 from $1.8 million in the comparable period of 2015. These decreases were due primarily to a reduction in stock-based compensation as no stock awards have been granted through June 30, 2016. Decreased legal and accounting fees relating to the merger with Cimarron Medical, Inc. during 2015, also contributed to the year-over-year declines. These decreases were partially offset by increased salaries and increased reporting and compliance costs associated with being a public company during 2016.

Research and development (“R&D”) expenses decreased 12.8% to $530,000 in the second quarter of 2016, down from $608,000 in the second quarter of 2015. R&D expenses decreased 35.8% to $1.0 million in the six months ended June 30, 2016, down from $1.6 million in the six months ended June 30, 2015. These decreases in R&D expenses were due primarily to decreased costs of preclinical studies, other product development costs and stock-based compensation. These reductions were partially offset by increased expenses associated with conducting the Phase 1 clinical trial of SBP-101, the Company’s initial product candidate.

Net loss in the second quarter of 2016 was $978,000, or $0.03 per diluted share, compared to a net loss of $1.2 million, or $0.18 per diluted share, in the second quarter of 2015. The net loss for the first six months of 2016 was $1.8 million, or $0.06 per diluted share, compared to a net loss of $3.4 million, or $0.55 per diluted share, for the first six months of 2015.

Balance Sheet and Cash Flow

Total cash and cash equivalents were $1.9 million as of June 30, 2016, compared to $925,000 as of December 31, 2015. In May 2016, the Company received a $772,000 tax rebate under the Australian R&D Incentive Rebate program related to 2015 research and development activities. In June, 2016, pursuant to Securities Purchase Agreements, the Company raised approximately $2.0 million from two June closings under these private placement transactions.

Total current assets were $2.1 million and $1.7 million as of June 30, 2016 and December 31, 2015, respectively. The increase was driven primarily by the proceeds received from the sales of equity securities during June and the tax refund, partially offset by cash used to fund clinical development activities and operations during the period.

Current liabilities increased to $1.7 million as of June 30, 2016, compared to $1.4 million as of December 31, 2015. The increase in current liabilities resulted from costs incurred but unpaid related to the Company’s clinical development activities, the deferral of compensation by senior management and other operating expenses.

Net cash used in operating activities was $631,000 in the six months ended June 30, 2016, compared to $2.1 million in the six months ended June 30, 2015. The net cash used in each of these periods primarily reflects the net loss for these periods, and is partially offset by the effects of changes in operating assets and liabilities and, in the six-months ended June 30, 2015, by non-cash charges recorded for stock-based compensation.

About SBP-101

SBP-101 is a first-in-class proprietary polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida in 2011. The molecule has been shown to be highly effective in human pancreatic cancer models, demonstrating superior activity to current, FDA approved, chemotherapy agents. Combination potential has also been shown for pancreatic cancer. SBP-101 is expected to hold an edge over current pancreatic cancer therapies, since it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed.

About the Phase 1 Safety Study of SBP-101 in Patients with Previously Treated Pancreatic Cancer

Sun BioPharma is currently conducting a clinical trial of SBP-101 in patients with previously treated locally advanced or metastatic pancreatic cancer. This is a Phase 1 first-in-human study with a dose-escalation phase, and an expansion phase at the anticipated recommended treatment dose, conducted at clinical sites in both Australia and the United States including the Mayo Clinic Scottsdale and HonorHealth in Scottsdale, Arizona, the Austin Health Cancer Trials Centre and the Box Hill Hospital in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for serious unmet medical needs. The company’s initial programs are aimed at diseases of the pancreas, including pancreatic cancer and pancreatitis. Sun BioPharma has scientific collaborations with pancreatic disease experts at the HonorHealth, the Mayo Clinic, Translational Genomics (TGen), all in Scottsdale, AZ, as well as Cedars Sinai Medical Center in Los Angeles, the University of Minnesota, the University of Miami, the Austin Health Cancer Trials Centre and the Box Hill Hospital in Melbourne, Australia and the Ashford Cancer Centre in Adelaide, Australia. Further information can be found at: www.sunbiopharma.com. Sun BioPharma’s common stock is currently quoted on the OTCPink tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for SBP-101 and Sun BioPharma, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute “forward-looking statements” For purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Nothing in this press release is intended to constitute an offer or solicitation to buy or exchange securities in the Company, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Contact Information:

EVC Group

Investor Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Media Contact:

Dave Schemelia

646-201-5431

Sun BioPharma, Inc.

Consolidated Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2016	2015	Change	2016	2015	Change
Operating expenses:
General and administrative	$419	$585	(28.4)%	$900	$1,788	(49.7)%
Research and development	530	608	(12.8)	1,024	1,596	(35.8)
Operating loss	(949)	(1,193)	(20.5)	(1,924)	(3,384)	(43.1)
Other income (expense):
Interest income	1	3	(66.7)	2	5	(60.0)
Interest expense	(45)	(46)	(2.2)	(90)	(86)	4.6
Other income (expense)	(75)	(17)	341.2	7	(37)	nm
Total other income (expense)	(119)	(60)	98.3	(81)	(118)	(31.4)

Loss before income tax benefit	(1,068)	(1,253)	(14.8)	(2,005)	(3,502)	(42.7)

Income tax benefit	90	38	136.8	206	95	116.8

Net loss	$(978)	$(1,215)	(19.5)	$(1,799)	$(3,407)	(47.2)
Foreign currency translation adjustment gain (loss)	42	(9)	nm	(33)	(13)	153.8
Comprehensive loss	$(932)	$(1,224)	(23.9)%	$(1,831)	$(3,420)	(46.5)%

Basic and diluted net loss per share	$(0.03)	$(0.18)	(83.3)%	$(0.06)	$(0.55)	(2.0)%
Weighted average shares outstanding—basic and diluted	30,126,755	6,585,533	357.5%	30,058,942	6,225,722	382.8.0%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,898	$925
Prepaid expenses and other current assets	53	74
Income tax receivable	193	733
Total current assets	2,144	1,732

Total assets	$2,144	$1,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$797	$585
Accrued expenses	643	505
Demand notes payable	250	250
Accrued interest	35	35
Total current liabilities	1,725	1,375

Long-term liabilities:
Convertible notes payable	2,722	2,712
Long-term debt	291	287
Accrued interest	45	39
Total long-term liabilities	3,058	3,038

Stockholders’ deficit:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of June 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.001 par value; 200,000,000 and 100,000,000 authorized as of June 30, 2016 and December 31, 2015, respectively; 31,881,306 and 29,892,806 shares issued and outstanding, as of June 30, 2016 and December 31, 2015, respectively	32	30
Additional paid-in capital	12,815	10,943
Accumulated deficit	(15,466)	(13,667)
Accumulated comprehensive gain (loss), net	(20)	13
Total stockholders’ equity	(2,639)	(2,681)
Total liabilities and stockholders’ equity	$2,144	$1,732

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(1,799)	$(3,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	14	14
Non-cash interest expense	6	7
Share-based compensation	—	976
Unrealized gain on investment	—	(3)
Changes in operating assets and liabilities:
Income and other tax receivables	563	10
Prepaid expenses	85	(4)
Accounts payable and accrued expenses	500	266
Net cash used in operating activities	(631)	(2,141)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs of $152	1,603	—
Proceeds from issuance of common stock	—	350
Proceeds from the exercise of stock options	—	762
Proceeds from the exercise of stock purchase warrants	—	400
Net cash provided by investing activities	1,603	1,512

Effect of exchange rate changes on cash and cash equivalents	1	(19)

Net increase in cash and cash equivalents	973	(648)
Cash and cash equivalents at beginning of period	925	1,653
Cash and cash equivalents at end of period	$1,898	$1,005

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$70	$69

Supplemental disclosure of non-cash transactions:
Deferred compensation exchanged for common stock and warrants	$196	$—
Issuance of common stock for services	$75	$—